For more information contact:
Victor Gallo General Manager & Director Youbet Nevada 818/668-2100	Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212/835-8500orubet@jcir.com

For Immediate Release

YOUBET.COM WITHDRAWS ITS REORGANIZATION PLAN FOR AMERICAN WAGERING

- Separately, Youbet Receives Positive Settlement of Insurance Claim -

Woodland Hills, CA, Las Vegas, NV, and Reno, NV, January 14, 2005 – Youbet.com, Inc. (NASDAQ:UBET), a leading online wagering company and the largest provider of Internet horse racing content in the United States, announced today that it has withdrawn its proposal to acquire all of the issued and outstanding shares of American Wagering, Inc. (AWI) (OTC BB: BETMQ) for $12 million. Youbet’s proposal was contained in a competing reorganization plan and accompanying disclosure statement filed with the United States Bankruptcy Court in Reno, Nevada. The Court approved Youbet’s settlement agreement with American Wagering, Inc. and Leroy’s Horse and Sports Place (Debtors) pursuant to which Debtors paid Youbet $75,000 in consideration for Youbet’s withdrawal of its competing plan and a release of certain related claims against Debtors, its officers and directors.

As a result of the withdrawal of the competing reorganization plan, Youbet will record a one-time charge, net of the settlement payment, of approximately $275,000 pre-tax in its 2004 fourth quarter period ended December 31, 2004 for expenses incurred in connection with its efforts to acquire AWI         .

In a separate development, in December 2004, the Company received an insurance settlement of $1,300,000 from its directors and officers liability insurance carrier for reimbursement of legal and other related expenses related to a settlement in the fiscal 2004 second quarter of the TVG legal proceedings. As of September 30, 2004, the Company’s balance sheet included a net receivable of $1,149,368 for this matter. Accordingly, the Company anticipates that its cash position will reflect the settlement payment and that it will record, in the period ended December 31, 2004, approximately $150,000 in pre-tax income reflecting the benefit of the settlement in excess of the previously accrued net receivable noted above.

Youbet Chairman and CEO, Charles F. Champion, commented, “While we continue to believe that our offers represented excellent financial and strategic proposals for American Wagering’s creditors and shareholders, it became increasingly apparent to us that none of our proposals would be favorably received by AWI’s controlling shareholders. While we remain fully committed to expanding into ancillary areas of the gaming and wagering industries, we will only pursue these growth opportunities in a prudent manner that benefits Youbet shareholders with the creation of long-term value.

-more-

Youbet.com Withdraws AWI Proposal, 1/14/05 page 2

“Despite the withdrawal of our offer, our focus on leveraging our existing capabilities and infrastructure, particularly in the Nevada market, remains a priority for Youbet. To that effect, we expect to proceed with the substantial licensing process necessary to do business in the State of Nevada and continue to explore opportunities in the state on either a stand-alone basis, investment, or as part of a strategic partnership.”

Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States as measured by handle data published by the Oregon Racing Commission. Members can watch and, in most states, wager on the widest variety of horse racing content available via Youbet.com’s website.

Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products.

Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates TotalAccessSM, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.youbet.com.

Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to secure financing on terms acceptable to us; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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